EXHIBIT 99-1

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News Release

CONTACT:	Suzanne Shirley Investor Relations (714) 825-5491	Marie K. Connell Public Relations (714) 825-5121

PACIFICARE HEALTH SYSTEMS ANNOUNCES RESIGNATION
OF CEO ROBERT O’LEARY

•   Board names CFO and industry veteran Howard Phanstiel acting CEO

SANTA ANA, Calif., October 25, 2000 — PacifiCare Health Systems, Inc. (Nasdaq: PHSY) announced today the resignation of Robert W. O’Leary, president and chief executive officer, effective immediately. The Board of Directors appointed Chief Financial Officer Howard G. Phanstiel to assume the position on an interim basis. Phanstiel was also named to the Board.

“PacifiCare’s short-term and long-term priorities have changed substantially from what they were perceived to be earlier this year,” O’Leary said. “Unfortunately, that change in perception has brought with it my realization that my skills and background are not a good fit to address the company’s immediate priorities. PacifiCare is a great company, with a dedicated and talented workforce, and I am proud to say has a very competent management team in place. I believe that the shareholders deserve, and the management team needs, a leader well-grounded in the fundamentals of managed care to lead the company through the time immediately ahead, in order to position the company to unlock its real value and future potential.”

PacifiCare Chairman David A. Reed commented, “It is with regret that the Board of Directors accepted Rob O’Leary’s resignation. We wish him well. Well-known to Wall Street, Howard Phanstiel has a background in financial management, information technology and managed care that makes him well-suited to guide the company over the months ahead, and he has the full support of the Board.”

Phanstiel, 51, joined the company in July 2000 from ARV Assisted Living, where he was chairman and chief executive officer. Prior to ARV he gained his managed care experience as the principal financial officer for Wellpoint Health Networks, serving as executive vice president of finance and information services. Previously he was chairman and chief executive officer of Prudential Bache International Bank, and managing director of finance at Prudential Securities. Earlier in his career, Phanstiel was director of the Office of Management and Budget for the U.S. Health Care Financing Administration.

“I will be working with an outstanding and collaborative team, led by PacifiCare Health Plans CEO Brad Bowlus and Chief Strategic Officer Bary Bailey,” Phanstiel said. “I have also been impressed with PacifiCare’s regional health plans and specialty company leadership teams. It will truly be a collaborative effort as we face the challenge of improving PacifiCare’s current performance and positioning the company to achieve its future growth potential.”

PacifiCare Health Systems is one of the nation’s largest health care services companies. Primary operations include managed care products for employer groups and Medicare beneficiaries in nine states and Guam serving approximately four million members. Other specialty products and operations include behavioral health services, life and health insurance, dental and vision services, pharmacy benefit management and Medicare+Choice management services. More information on PacifiCare Health Systems can be obtained at www.pacificare.com or by calling 1-877-PHS-STOCK (1-877-747-7862).

Risk Factors Regarding Forward-Looking Statements.

The statements made in this press release that are not historical facts are forward-looking statements within the meaning of the Federal securities laws, and may involve a number of risks and uncertainties. Important factors include, but are not limited to, our outlook on future prospects. Important factors that could cause results to differ materially from those expected by management include, but are not limited to, the risk that we will fail to develop new ventures that diversify our risk, increase our growth rates and generate future earnings, failure to achieve expected membership growth due to premium increases, market exits or other factors, an unfavorable pricing environment, loss of business as a result of increased premiums or benefit adjustments, failure to continue current cost control and pricing strategies or to implement planned changes, actual medical claims results differing from current estimates, provider financial problems or bankruptcy, unexpected increases in competition, inability to achieve expected efficiencies in operations or effectively control health care costs, new regulations or laws relating to capitation, Medicare reimbursement formulas, benefit mandates, service, utilization management, provider contracts and similar matters, failure to favorably resolve purported class-action lawsuits, availability of internally generated cash to fund common stock repurchases and repay debt, and failure to successfully integrate health plan or membership acquisitions. Additional information on factors, risks, and uncertainties that could potentially affect our financial results may be found in documents we file with the Securities and Exchange Commission including our June 30, 2000 Form 10-Q.

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